Exhibit 99.1

L Catterton Completes Acquisition of Del Frisco’s Restaurant Group, Inc.

bartaco and Barcelona Wine Bar Restaurant Brands to Be Run as Separate Businesses Owned by L Catterton

L Catterton Enters Into Definitive Agreement to Sell Del Frisco’s Double Eagle Steakhouse and Del Frisco’s Grille to Landry’s, Inc.

Irving, Texas and Greenwich, Conn. – September 25, 2019 – Del Frisco’s Restaurant Group, Inc. (the “Company” or “Del Frisco’s”) and L Catterton, the largest and most global consumer-focused private equity firm, today announced the completion of the transaction under which L Catterton has acquired all of the outstanding shares of Del Frisco’s for approximately $650 million. As a result of the transaction’s close, Del Frisco’s stock will cease trading on the NASDAQ Global Select Market.

In conjunction with closing, L Catterton has entered into a definitive agreement to sell Del Frisco’s Double Eagle Steakhouse and Del Frisco’s Grille assets to Landry’s, Inc. (“Landry’s”) for an undisclosed consideration. The transaction is subject to customary approvals and closing conditions. The remaining restaurant brands – bartaco and Barcelona Wine Bar – will operate as two separate businesses with distinct strategies and leadership teams under L Catterton’s ownership.

“We are confident that the separation of the business and the sale of the steak concepts to Landry’s creates the best opportunity to unlock value in all of the Company’s restaurant brands,” said Andrew Taub, Managing Partner at L Catterton. “With more than 500 restaurants across the world, including a number of successful steak restaurants, Landry’s leadership in hospitality and dining is widely established, making them an ideal owner of Del Frisco’s steak business.”

Mr. Taub added, “We look forward to leveraging L Catterton’s deep restaurant experience and operational capabilities to help bartaco and Barcelona Wine Bar reach their full potential. We are confident that running as separate businesses, these highly experiential and unique restaurant concepts will be best positioned for growth and expansion.”

bartaco

bartaco combines fresh, upscale street food with a coastal vibe in a relaxed environment. With 22 restaurants in Colorado, Connecticut, Florida, Georgia, Illinois, Massachusetts, New York, North Carolina, Pennsylvania, Tennessee, Texas, Virginia, and Wisconsin, bartaco is recognized as a local neighborhood favorite for outdoor dining, date night, and the best tacos and margaritas by both national and regional outlets.

Barcelona Wine Bar

Barcelona Wine Bar is a warm and welcoming tapas bar inspired by the culture of Spain. Today, Barcelona Wine Bar has 17 locations in Colorado, Massachusetts, North Carolina, Tennessee, Pennsylvania, Virginia, and Washington, D.C., each with its own vibrant energy. The ever-changing menu focuses on clean flavors, seasonal ingredients, and specialties from Spain and the Mediterranean, paired with an award-winning selection of wines from Spain and South America.

Del Frisco’s Double Eagle Steakhouse and Del Frisco’s Grille

For more than 37 years, the Del Frisco’s steak concepts have been committed to providing an experience like no other with chef-driven cuisine and exceptional hospitality. Landry’s, which operates more than 500 high-end and casual dining establishments around the world, including well-known steak concepts Morton’s The Steakhouse, Mastro’s Restaurants and Strip House, is well-positioned to own the Del Frisco’s Double Eagle Steakhouse and Del Frisco’s Grille restaurants and maintain their leadership position in the industry.

L Catterton was advised by Credit Suisse, Gibson, Dunn & Crutcher LLP, and PricewaterhouseCoopers.

About Del Frisco’s Restaurant Group, Inc.

Based in Irving, Texas, Del Frisco’s Restaurant Group, Inc. is a collection of 78 restaurants across 17 states and Washington, D.C., including Del Frisco’s Double Eagle Steakhouse, Del Frisco’s Grille, Barcelona Wine Bar, and bartaco.

Del Frisco’s Double Eagle Steakhouse creates an environment where our guests can celebrate life through cuisine that is bold and innovative, award-winning wine lists, hand crafted specialty cocktails, and superior hospitality with each dining occasion. Del Frisco’s Grille is modern, inviting, stylish, and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients. Barcelona serves tapas, both simple and elegant, using the best seasonal picks from local markets and unusual specialties from Spain and the Mediterranean, and offers an extensive selection of wines from Spain and South America featuring over 40 wines by the glass. bartaco combines fresh, upscale street food and award-winning cocktails made with artisanal spirits and freshly-squeezed juices with a coastal vibe in a relaxed environment.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.DelFriscosGrille.com, www.BarcelonaWineBar.com, and www.bartaco.com. For more information about Del Frisco’s Restaurant Group, Inc., please visit www.DFRG.com.

About L Catterton

With over $15 billion of equity capital across seven fund strategies in 17 offices globally, L Catterton is the largest consumer-focused private equity firm in the world. L Catterton’s team of more than 150 investment and operating professionals partners with management teams around the world to implement strategic plans to foster growth, leveraging deep category insight, operational excellence, and a broad thought partnership network. Since 1989, the firm has made over 200 investments in leading consumer brands. L Catterton was formed through the partnership of Catterton, LVMH, and Groupe Arnault. For more information about L Catterton, please visit www.lcatterton.com.

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Andrea Rose / Julie Oakes / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

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